UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2025
Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin,	Texas	78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	STRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 7, 2025, College Station 1892 Properties, L.L.C., a Texas limited liability company (the Company) and a wholly-owned subsidiary of Stratus Properties Inc. (Stratus), as borrower, Voya Investment Management LLC, as administrative agent, and Brighthouse Life Insurance Company, as lender, entered into a loan agreement, promissory note, guaranty and other related loan documents (collectively, the Loan Documents) to refinance the loan for the retail property at Jones Crossing, an H-E-B grocery anchored, mixed-use project in College Station, Texas (the Jones Crossing Retail Project), the location of Texas A&M University. The Loan Documents provide for a first priority commercial mortgage loan in the aggregate principal amount of $24.0 million (the Loan).

The Loan has a maturity date of April 1, 2028. The Loan bears interest at 6.26 percent until April 1, 2025 and thereafter at the one-month Term Secured Overnight Financing Rate (SOFR) plus 1.95 percent, with Term SOFR subject to a floor of 3.00 percent. As required by the Loan Documents, the Company purchased an interest rate cap with a Term SOFR strike rate equal to 5.00 percent, a notional amount of $24.0 million and an expiration date of April 1, 2026. Upon expiration, as required by the Loan Documents, the Company will enter into two subsequent, consecutive interest rate cap agreements, each with a one year term, a notional amount of the maximum Loan amount and a strike price commensurate to the then current interest rate.

Payments of interest only on the Loan are due monthly with the outstanding principal due at maturity. The Company may prepay all, but not a portion, of the Loan; provided, that a prepayment prior to April 1, 2026 is subject to a yield maintenance premium payment.

The Loan is secured by first priority liens on the Jones Crossing Retail Project. Stratus has provided a guaranty limited to customary non-recourse carve-out obligations and an environmental indemnification. The Loan Documents contain affirmative and negative covenants customary for loan agreements of this nature.

Approximately $22.6 million of the proceeds of the Loan were used to repay, in full, all outstanding indebtedness under the Existing Jones Crossing Loan Agreement (as defined in Item 1.02 of this Current Report on Form 8-K). Approximately $428 thousand of the proceeds of the Loan were used to purchase the interest rate cap and pay prepaid interest and transaction costs. The remaining approximately $1.2 million of proceeds of the Loan were distributed to Stratus.

The foregoing description of the Loan and the Loan Documents is not intended to be complete and is qualified in its entirety by reference to the full text of the loan agreement, promissory note and guaranty, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

On March 7, 2025, in connection with entering into the Loan Documents as described in Item 1.01 above, the Company and Stratus satisfied in full their obligations under the existing Loan Agreement, as amended, by and between the Company, as borrower, and Regions Bank, as lender, dated June 17, 2021 (the Existing Jones Crossing Loan Agreement) and related guaranty, and such agreements were terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

Stratus issued a press release dated March 13, 2025, titled “Stratus Properties Inc. Completes Refinancing of Jones Crossing.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Loan Agreement by and among College Station 1892 Properties, L.L.C., as borrower, Voya Investment Management LLC, as administrative agent, and Brighthouse Life Insurance Company, as lender dated March 7, 2025.
10.2	Promissory Note by and between College Station 1892 Properties, L.L.C. and Brighthouse Life Insurance Company dated March 7, 2025.
10.3	Guaranty of Non-Recourse Carveouts by Stratus Properties Inc. for the benefit of Voya Investment Management LLC, as administrative agent, dated March 7, 2025 with respect to the Loan Agreement by and College Station 1892 Properties, L.L.C., as borrower, Voya Investment Management LLC, as administrative agent, and Brighthouse Life Insurance Company, as lender, dated March 7, 2025.
99.1	Press Release dated March 13, 2025, titled “Stratus Properties Inc. Completes Refinancing of Jones Crossing.”
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By:	/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and Chief Financial Officer (authorized signatory and Principal Financial Officer and Principal Accounting Officer)

Date: March 13, 2025